Exhibit 99.1

GenCorp Elects Lance W. Lord (Retired Gen. USAF) to Board of Directors

SACRAMENTO, Calif., Feb. 2, 2015 -- GenCorp Inc. (GY) announced today that retired U.S. Air Force four-star General Lance W. Lord has joined its board of directors. Gen. Lord currently serves as the chairman and chief executive officer of L2 Aerospace, a company he founded in 2010.

Prior to retiring from the U.S. Air Force in 2006 after 37 years of service, Gen. Lord, 68, served as commander, Air Force Space Command at Peterson Air Force Base in Colorado. He was responsible for the development, acquisition and operation of the Air Force's space and missile systems. The general oversaw a global network of satellite command and control, communications, missile warning and launch facilities, ensuring the combat readiness of America's intercontinental ballistic missile force. He led more than 39,700 space professionals who provided combat forces and capabilities to North American Aerospace Defense Command and U.S. Strategic Command.

"We are delighted that Lance will be joining the GenCorp board," said Scott Seymour, president and chief executive officer of GenCorp. "He is an accomplished leader in both the military and private sectors. His experience and insight will be extremely beneficial to GenCorp and its main aerospace and defense subsidiary, Aerojet Rocketdyne."

Gen. Lord earned his Bachelor of Science in Education at Otterbein College, Westerville, Ohio; his Master of Business Administration in Industrial Management at the University of North Dakota in Grand Forks; and completed numerous graduate courses and training programs through the Air Force.

Throughout his military career, Gen. Lord was the recipient of several prestigious military decorations, including the Distinguished Service Medal, Legion of Merit and the Defense Meritorious Service Medal.

In addition to his current role with L2 Aerospace, Gen. Lord's previous advisory and leadership experience includes service as a member of the President's Space-Based Position, Navigation and Timing Advisory Board; a member of the board of advisors for the Challenger Learning Center in Colorado Springs, Colorado; president of the Association of Air Force Missileers; and a senior associate of the Strategic Business Relationships Team at IBM. Gen. Lord also served as the chief executive officer of Astrotech Space Operations of Astrotech Corp., where he led the execution of expanding core services from spacecraft, processing support to a comprehensive line of end-to-end mission assurance services.

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company's excess real estate assets. Aerojet Rocketdyne is a world-recognized aerospace and defense leader providing propulsion and energetics to its space, missile defense, strategic, tactical missile and armaments customers throughout domestic and international markets. Additional information about GenCorp and Aerojet Rocketdyne can be obtained by visiting the companies' websites at http://www.GenCorp.com and at http://www.Rocket.com.

Contact:

Investors:

Kathy Redd, chief financial officer
916.355.2361

Media:

Glenn Mahone, vice president, communications
202.302.9941